Exhibit 99.1

[PRICESMART, INC. LOGO]

PriceSmart Announces Robert E. Price as

Interim President and Chief Executive Officer

Company Announces the Departure of President

and Chief Executive Officer Gilbert A. Partida

San Diego, CA – April 1, 2003 – PriceSmart, Inc. (Nasdaq: PSMT, www.pricesmart.com) today announced that Robert E. Price, Chairman of the Board of Directors, will assume the additional position of Interim President and Chief Executive Officer of the Company, replacing Gilbert A. Partida who will cease employment with the Company and resign from the Company’s Board of Directors effective April 1, 2003. The Company will promptly begin a search for its new President and Chief Executive Officer.

Mr. Price has been Chairman of the Board of the Company since its inception, and served as President and Chief Executive Officer of the Company from its inception until January, 1998. During his career Mr. Price also has served as Chairman of the Board, President and Chief Executive Officer of Price Enterprises, Inc., Chairman of the Board of Price/Costco, Inc. and Chairman of the Board, President and Chief Executive Officer of The Price Company. Mr. Price will maintain the position of Interim President and Chief Executive Officer of PriceSmart, Inc. pending the Company’s placement of a new President and Chief Executive Officer.

“With the Company having established a substantial number of membership warehouse clubs in Latin America, the Caribbean and Asia, the time is right to transition from entrepreneurial to operational leadership,” stated Mr. Price. “In this regard, I would like to publicly thank Mr. Partida for his many contributions to the significant growth of PriceSmart, Inc. Under his stewardship the Company has expanded from two membership warehouse clubs operating in one country to thirty-one membership warehouse clubs operating in twelve countries and two U.S. territories. Likewise, during the five fiscal years of Mr. Partida’s tenure annual warehouse club sales have increased from $51 million as of FYE 1998 to $646 million as of FYE 2002, with the Company’s total operating income increasing from a loss of $4.4 million as of FYE 1998 to a profit of $13.9 million as of FYE 2002,” added Mr. Price.

“It has been a fascinating and exciting five year period of growth,” stated Mr. Partida. “I am proud of what has been accomplished during this period and I want to extend my sincere appreciation to our Board of Directors, our stockholders, and most especially our dedicated employees without whose support and efforts the significant expansion of PriceSmart, Inc. would not have been possible,” added Mr. Partida.

The Company also announced today that Jim Cahill, who has been a Director of the Company since November 1999, has been appointed to the position of Vice-Chairman of the Board of Directors. Mr. Cahill currently also serves as a Director of Price Legacy Corporation, as well as Executive Vice President of Price Entities. Mr. Cahill was employed by The Price Company for ten years, with his last position being Vice President of Operations.

In addition, Bill Naylon, who for the past fifteen months has been overseeing the day-to-day operational responsibilities of the Company, will continue in that important role. Mr. Naylon has been Executive Vice President and Chief Operating Officer of the Company since January 2002 and has over 18 years experience in the membership warehouse club industry, with The Price Company, Costco, Inc. and PriceSmart, Inc.

PriceSmart, headquartered in San Diego, is a volume-driven, membership merchandise and services provider, delivering quality, value and low prices to the rapidly emerging consumer class in Latin America, the Caribbean and Asia. PriceSmart operates 31 warehouse clubs in 12 countries and two U.S. territories (four in Panama and the Philippines; three each in Costa Rica, Dominican Republic, Guatemala and Mexico; two each in El Salvador, Honduras, and Trinidad; and one each in Aruba, Barbados, Guam, Jamaica and the United States Virgin Islands). PriceSmart also licenses 11 warehouses in China and one in Saipan, Micronesia.

This press release may contain forward-looking statements that are subject to risks and uncertainties that might cause actual results to differ materially from those foreseen. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” For example, statements concerning 2003 revenues are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: our financial performance is dependent on international operations; any failure by us to manage our growth could adversely affect our business; we face significant competition; we may encounter difficulties in the shipment of goods to our warehouses; the success of our business requires effective assistance from local business people with whom we have established strategic relationships; we are exposed to weather and other risks associated with our operations in Latin America, the Caribbean and Asia; declines in the economies of the countries in which we operate our warehouse stores would harm our business; the loss of key personnel could harm our business; we face the risk of exposure to product liability claims, a product recall and adverse publicity; and we are subject to volatility in foreign currency exchange; as well as the other risks detailed in the Company’s SEC reports, including the Company’s Form 10-K filed pursuant to the Securities Exchange Act of 1934 on November 29, 2002. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

For further information, please contact Robert Price, Chairman of the Board (858) 551-2336 or Bill Naylon, Executive Vice President and Chief Operating Officer (858) 581-4694.

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